EXHIBIT 23


DELOITTE &
  TOUCHE LLP

        Two Prudential Plaza         Telephone:  (312) 946-3000
        180 North Stetson Avenue     Facsimile:  (312) 946-2600
        Chicago, Illinois  60601-6779








INDEPENDENT AUDITORS' CONSENT



Deere & Company:

    We consent to the incorporation by reference in this Registration Statement of the John Deere Tax Deferred Savings Plan For Hourly And Incentive Paid Employees on Form S-8 of the reports dated November 25, 1997 and April 14, 1998, appearing in the Annual Report on Form 10-K, as amended, of Deere & Company for the year ended October 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

September 1, 1998